                                                                    Exhibit 2(b)

                                           February 25, 1997



J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas  75024-3698

Omega Acquisition Corporation
6501 Legacy Drive
Plano, Texas  75024-3698

Eckerd Corporation
8333 Bryan Dairy Road
Largo, Florida 34647

Ladies and Gentlemen:

          Reference is hereby made to the Amended and Restated Agreement and Plan of Merger, dated as of November 2, 1996 (the "Merger Agreement"), between
J. C. Penney Company, Inc., a Delaware corporation ("JCPenney"), Omega Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of JCPenney ("Omega"), and Eckerd Corporation, a Delaware corporation ("Eckerd"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          Each of JCPenney, Omega and Eckerd hereby agree as follows:

          1. Section 3.2(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

               (a) Each holder of a then outstanding option to purchase Shares (collectively, "Options") under Company's 1993 Stock Option and Incentive Plan and 1995 Stock Option and Incentive Plan (collectively, the "Stock Option Plans"), whether or not then exercisable or fully vested, may elect, prior to the Effective Time, in settlement thereof, to
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February 25, 1997
Page 2


     receive from Parent for each share subject to such Option an amount in cash equal to the difference between the Offer Consideration and the per share exercise price of such Option, to the extent the Offer Consideration is greater than the per share exercise price of such Option (such excess amount, the "Option Consideration"); provided, however, that with respect
                                          -----------------
     to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act.

          2. Section 3.2(c) of the Merger Agreement is hereby amended to read in its entirety as follows:

               (c) Not later than 30 days prior to the Effective Time, Company shall provide each holder of an Option an election form pursuant to which each such holder may make the election specified in Section 3.2(a). Company shall also use its best efforts to obtain all necessary waivers, consents or releases from holders of Options under the Stock Option Plans and take any such other action as may be reasonably necessary to give effect to the transactions contemplated by this Section 3.2 and, with respect to the Options for which an election to receive cash in settlement thereof has been made, to cause each such Option to be surrendered to Parent and cancelled, whether or not any Option Consideration is payable with respect thereto, at the Effective Time. The surrender of an Option to Parent shall be deemed a release of any and all rights the holder had or may have had in such Option, other than the right to receive the Option Consideration in respect thereof.

          The Merger Agreement, as amended by this letter agreement, shall remain in full force and effect in accordance with its terms. No modification of this letter agreement shall be valid unless in writing and signed by the parties hereto. In the event of any conflict between the provisions of this letter agreement and the provisions of the Merger Agreement, the provisions of this letter agreement shall control.
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February 25, 1997
Page 3



          This letter agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

                                           Very truly yours,

                                           J. C. PENNEY COMPANY, INC.


                                           By: /s/ JAMES E. OESTERREICHER
                                              ----------------------------------
                                              Name:  J. E. Oesterreicher
                                              Title: Chairman of the Board and
                                                      Chief Executive Officer

                                           OMEGA ACQUISITION CORPORATION


                                           By: /s/ D. A. MCKAY
                                              ----------------------------------
                                              Name:  D. A. McKay
                                              Title: President

                                           ECKERD CORPORATION


                                           By: /s/ SAMUEL G. WRIGHT
                                              ----------------------------------
                                              Name:  Samuel G. Wright
                                              Title: Executive Vice President/
                                                      Chief Financial Officer